Exhibit 99.1

ARIAD Announces Initiation of Pivotal Phase 2 ALTA Trial of AP26113 in Patients with Non-Small Cell Lung Cancer

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 24, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the initiation of a pivotal global Phase 2 trial of AP26113 in patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) who were previously treated with crizotinib. The ALTA (ALK in Lung Cancer Trial of AP26113) trial is designed to determine the safety and efficacy of AP26113 in refractory NSCLC patients who test positive for the anaplastic lymphoma kinase (ALK+) oncogene.

“Preliminary data from more than 120 patients studied thus far in the ongoing Phase 1/2 trial have provided important insights into the safety and efficacy of AP26113 and its profile at different dose levels,” said Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “We anticipate that the Phase 2 ALTA trial will give us the opportunity to further substantiate these encouraging findings and, importantly, to study two distinct doses of AP26113, which will allow for the potential to optimize its activity in patients with brain metastases.”

Trial Design and Statistical Analysis

Approximately 220 patients with ALK+ NSCLC who have been treated with and progressed on their most recent crizotinib therapy will be randomized one-to-one to receive either 90 mg of AP26113 once per day (QD) continuously, or a lead-in dose of 90 mg QD for seven days followed by 180 mg QD continuously.

The primary endpoint of the ALTA trial will be objective response rate (ORR) as measured by RECIST criteria. Secondary endpoints include time to response, duration of response, disease control rate, progression-free survival, overall survival, safety, and tolerability. Health related quality of life will also be assessed. In patients who have active brain metastases, central nervous system response will also be measured.

The ALTA trial will be conducted in patients with advanced NSCLC who have ALK rearrangement documented by fluorescence in situ hybridization (FISH). The trial will be randomized to independently examine the overall response rate for each dose level. Patients will be stratified by response to prior therapy and by the presence or absence of active brain metastases. The study is designed to have approximately a 90% power to rule out an uninteresting ORR of 20%, when the true rate is 35% or higher.

“Although crizotinib is effective in metastatic ALK-positive NSCLC, patients still progress, on average within a year, and often, that progression is in the brain,” said D. Ross Camidge, M.D., Ph.D., associate professor of medicine at University of Colorado School of Medicine. “AP26113 has already shown activity in post-crizotinib patients with ALK-positive NSCLC, including some patients with brain metastases. The ALTA trial will evaluate AP26113 in a larger population of ALK+ patients with acquired resistance to crizotinib. This will be a great opportunity to assess the safety and efficacy of two dose levels of this promising investigational drug in more detail, particularly in patients with active brain metastases.”

Full patient enrollment in the ALTA trial is expected in the third quarter of 2015, and final data analysis will be performed when patients have completed six months of AP26113 treatment. ARIAD expects to report first data from the trial at a medical meeting in 2015.

The ALTA trial is expected to enroll patients at approximately 100 cancer centers in the United States, Europe, Canada and Asia. For more information about the trial, patients and physicians should visit www.clinicaltrials.gov; or call the U.S. toll-free number 855-552-7423, the EU toll-free number 800 00027423, or the international number +1 617-503-7423, or email ARIAD at ClinicalTrials@ariad.com.

About Non-Small Cell Lung Cancer

Lung cancer, both small cell and non-small cell, is the leading cause of cancer death for both men and women, and about 85 to 90 percent of lung cancers are non-small cell lung cancer (NSCLC). According to the American Cancer Society, about 224,000 new cases of lung cancer will be diagnosed in the United States in 2014, and there will be approximately 159,000 deaths from lung cancer. Approximately 3 to 5 percent of patients with NSCLC have ALK+ disease.

About AP26113

AP26113 is an investigational oral inhibitor of anaplastic lymphoma kinase (ALK), a clinically validated target in certain patients with non-small cell lung cancer, neuroblastomas, sarcomas and lymphomas. In an ongoing Phase 1/2 clinical trial, AP26113 has shown anti-tumor activity in patients with ALK+ NSCLC, including those with active brain metastases.

AP26113 was designed to overcome mutation-based resistance, including the L1196M “gatekeeper” mutation and other resistance mutations which have been observed clinically in patients who initially responded to crizotinib and then relapsed.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to preclinical and clinical data for AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
liza.heapes@ariad.com